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                           -- CIBER, INC.  NEWS RELEASE --

For Immediate Release
                                            Contact:
                                            Kara Kennedy
                                            Shareholder Relations
                                            303/220-0100

                           CIBER ANNOUNCES CLOSE OF MERGER
                          WITH PRACTICAL BUSINESS SOLUTIONS

    Englewood, Colorado -- May 7, 1996 -- CIBER, Inc. (Nasdaq - CIBR) announced today the closing of the merger with privately-held Practical Business Solutions, Inc. ("PBSI"), Boston, MA.
    Paraphrasing from the news release dated April 24, 1996 announcing the pending transaction: "This is a significant acquisition for CIBER," stated Bob Stevenson, CIBER's president/CEO. With sizeable operations in Boston, MA and Providence, RI, PBSI represents two new markets for CIBER. Geographically, these additional locations will allow us to enhance existing client relationships specifically in the financial services arena. "PBSI is presently running at an approximate annual revenue rate of $15,500,000, utilizing the skills of 125+ billable consultants.

    The PBSI acquisition is to be accounted for on a tax free exchange of stock basis under the "pooling of interests" accounting method. A total of approximately 510,000 shares of CIBER's common stock (including options) were issued pursuant to the closing. Although the fourth quarter of fiscal 1996 will reflect a charge related to closing this transaction, the combination is expected to be accretive to results thereafter.

    CIBER is a nationwide provider of information technology consulting services, combining application software staff supplementation, system life-cycle project responsibility and package software implementation services. Through its over 1,800 highly trained consultants operating out of 28 branch offices in 20 states, plus one office in each of two foreign countries, CIBER offers services to its clients in three principal areas: information technology services, package software implementation services and millennium date change conversion services.

            CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO 80111
                             HTTP://WWW.CIBER.COM/CIBER/